Exhibit 10.16

FIRST AMENDMENT TO

MATADOR RESOURCES COMPANY

2003 STOCK AND INCENTIVE PLAN

The Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), at a meeting duly called and held on January 29, 2004, has adopted and approved the following amendment to the Matador Resources Company 2003 Stock and Incentive Plan (the “Plan”):

Section 2.2 of the Plan shall be amended to read in its entirety as follows:

“Section 2.2 Exercise Price. The Exercise Price per share for any Option shall be determined by the Committee, but shall not be less than (i) in the case of an Incentive Stock Option or a Non-Qualified Stock Option, the Fair-Market Value on the Date of Grant and, (ii) in the case of Incentive Stock Option, 110% of the Fair Market Value on the Date of Grant if the Optionee is a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.”

No other approval by the Company or its securityholders is necessary for this amendment because the amendment does not impair any of the rights of any Participant (as defined in the Plan) with respect to any Award (as defined in the Plan) outstanding on the date of the amendment.

The Plan, as amended hereby, shall continue in full force and effect.

ADOPTED BY THE BOARD: January 29, 2004.